Exhibit 10.10
[PVF Capital Corp. Letterhead]
July 27, 2009
Mr. John R. Male
PVF Capital Corp.
30000 Aurora Road
Solon, Ohio 44139
Dear Mr. Male:
The purpose of this letter is to confirm our understanding regarding your retirement and certain related matters.
1.
You will retire from your position as President of PVF Service Corporation effective as of the date of this letter. You acknowledge and agree that, upon your retirement, your severance agreement with PVF Capital Corp. (the “Corporation”) and Park View Federal Savings Bank (the “Bank”) is terminated, and we will have no obligation to you under such agreement. The Bank will pay directly up to $2,500 toward your cost of obtaining legal counsel regarding the matters addressed in this letter.

2.
You will be entitled to receive an early retirement benefit under the Park View Federal Savings Bank Supplemental Executive Retirement Plan in the amount of $1,471,731. You understand that, under Section 409A of the Internal Revenue Code of 1986, as amended, you are treated as a “specified employee” (as such term is defined in Section 409A) and, therefore, your lump sum benefit in the amount stated above will not be paid until the date that is six months and one day after your retirement date (the “Section 409A payment date”). You acknowledge that in no event will payment occur prior to the Section 409A payment date, whether at your request or otherwise. The Corporation and the Bank affirm their obligation to pay you the additional amounts described in paragraph 10 of the January 29, 2009 letter agreement, if and when applicable.

3.
Subject to paragraph 5 below, we agree to continue your current bank-provided health insurance coverage on the same terms as such coverage was made available to you while you were employed by the bank through the earliest date that you are eligible for Medicare coverage.

4.
Subject to paragraph 5 below, to ensure a smooth transition with respect to matters within your current responsibilities and to ensure your continued availability on a limited basis to provide advice to the Chief Executive Officers on operations and customer matters, we will retain you as a consultant to Park View Federal Savings Bank for a 12-month period following receipt of the approval referenced in paragraph 5 below. You will provide these services as an independent contractor at mutually agreeable times, either by telephone or at the bank’s offices, for not more than eight (8) hours per week. In addition, you agree that, during the 12-month consulting period, you will not become an officer, employee, or director, of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, or any other entity that competes with the business of the Corporation or the Bank and has offices within twenty-five (25) miles of the Corporation’s headquarters in Solon, Ohio. In consideration of these services and the foregoing restrictive covenant, we will pay you $8,333 per month, payable on the first business day of each month, during the 12-month consulting period.

5.
You acknowledge that our ability to (i) provide continued health insurance under paragraph 3 and (ii) enter into a consulting/noncompete arrangement with you under paragraph 4, is subject to prior approval and/or receipt of non-objection from the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. In the event that we are unable to obtain such approval, neither you nor the Corporation or the Bank will have any obligation under paragraphs 3 and 4 of this letter. We agree to request such approval not later than 10 days after the date you execute this letter.

If the foregoing accurately reflects your understanding of the matters covered in paragraphs 1-5 of this letter, please indicate your acceptance of the terms stated herein in the space provided below. You acknowledge that this letter is a binding agreement between you, the Corporation, the Bank and Park View Service Corporation. This letter represents our entire agreement regarding the matters addressed in the letter and supersedes any prior communications relating to such matters, whether written or oral.

Sincerely,
/s/ Marty E. Adams
Marty Adams
Interim Chief Executive Officer

Accepted and Agreed this 27th day of July, 2009:
/s/ John R. Male

John R. Male